Exhibit 4.3

THIS WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION, AND THIS WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT THE PROPOSED TRANSACTION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AND APPLICABLE STATE SECURITIES LAWS.

LIVONGO HEALTH, INC.

WARRANT

Date of Issuance: March 1, 2015	Certificate No. 1

THIS IS TO CERTIFY that CERNER CAPITAL, INC., a Delaware corporation (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from LIVONGO HEALTH, INC., a Delaware corporation (the “Company”), at the price of $1.14 per share (the “Exercise Price”), up to 3,473,618 shares of Common Stock, with a par value of $0.001 per share, of the Company (“Common Stock”) on the terms and subject to the conditions set forth herein. The number of shares of Common Stock purchasable hereunder and the Exercise Price set forth above shall be adjusted under certain conditions specified in Section 5 of this Warrant. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Section 8 hereof.

This Warrant is being issued pursuant to that certain Value Added Reseller Agreement effective as of the date hereof (the “Agreement”) between the Company and Cerner Corporation (an Affiliate of the Holder).

SECTION 1.

EXERCISE

(a) Right to Exercise. This Warrant shall be exercisable during the ten-year period commencing on the date hereof and ending on February 28, 2025 (the “Option Period”) as to that number of Warrant Shares, and at such times, as are determined in accordance with Exhibit A attached hereto and made a part hereof. The Holder, in accordance with the terms hereof, may exercise this Warrant by delivering (i) the Notice of Exercise, in the form attached hereto as Exhibit B and made a part hereof (the “Notice of Exercise”), duly executed, and (ii) the Exercise Price per share for each share of Common Stock purchased, as specified in the Notice of Exercise. The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the shares of Common Stock to be purchased (the “Exercise Amount”) shall be equal to the product of (i) the Exercise Amount multiplied by (ii) the Exercise Price.

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds.

(c) Stockholders Agreements. In addition to the Notice of Exercise, upon the first exercise of this Warrant, the Holder shall execute and deliver counterpart signature pages to the Stockholders Agreements. Upon the receipt of the duly executed counterpart signature pages to the Stockholders Agreement, the Company shall take all action reasonably necessary to add the Holder as a party to the Stockholders Agreements.

(d) Issuance of Shares of Common Stock. Upon receipt by the Company of the Notice of Exercise, payment of the Aggregate Exercise Price and the executed counterpart signatures to the Stockholders Agreements, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock may not then be actually delivered. Within five (5) business days after such delivery of the Notice of Exercise and payment of the Aggregate Exercise Price, the Company shall issue and cause to be delivered to the Holder a certificate or certificates (in the name of the Holder) for the Exercise Amount.

SECTION 2.

PAYMENT OF TAXES

The Holder shall pay all taxes attributable to the initial issuance of shares of Common Stock or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 5 hereof.

SECTION 3.

REPLACEMENT WARRANT

IN CASE THIS WARRANT IS MUTILATED, LOST, STOLEN OR DESTROYED, THE COMPANY SHALL ISSUE AND DELIVER IN EXCHANGE AND SUBSTITUTION FOR AND UPON CANCELLATION OF THE MUTILATED WARRANT, OR IN LIEU OF AND IN SUBSTITUTION FOR THE WARRANT LOST, STOLEN OR DESTROYED, A NEW WARRANT OF LIKE TENOR AND REPRESENTING AN EQUIVALENT RIGHT OR INTEREST, BUT ONLY UPON RECEIPT OF REASONABLE EVIDENCE OF SUCH LOSS, THEFT OR DESTRUCTION OF SUCH WARRANT.

SECTION 4.

COVENANTS

(a) Validly Issued Shares. The Company covenants that all shares of Common Stock that may be issued pursuant to this Warrant, assuming full payment of the Aggregate Exercise Price, shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free from all liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests and encumbrances (other than restrictions under the Stockholders Agreements and applicable federal and/or state securities laws).

(b) Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares of Common Stock such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock to the Holder or its permitted designee upon exercise of this Warrant.

SECTION 5.

ADJUSTMENT TO EXERCISE PRICE; OTHER ADJUSTMENTS

Under certain conditions, the Exercise Price is subject to adjustment as set forth in this Section 5.

(a) Adjustments to Number of Shares. Upon any adjustment of the Exercise Price as provided in Section 5(b), the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(b) Adjustments to Exercise Price. The Exercise Price shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Exercise Price hereunder. In case at any time or from time to time the Company shall:

(i) issue to the holders of any of its Common Stock a dividend payable in, or other distribution of, shares of Common Stock (a “Stock Dividend”);

(ii) subdivide any of its classes of its outstanding shares of Common Stock into a larger number of shares of Common Stock, including without limitation by means of a stock split (a “Stock Subdivision”); or

(iii) combine any of its classes of its outstanding shares of Common Stock into a smaller number of shares of Common Stock (a “Stock Combination”),

then the Exercise Price in effect immediately prior thereto shall be (1) proportionately increased in the case of a Stock Combination, and (2) proportionately decreased in the case of a Stock Dividend and Stock Subdivision. In the event the Company shall declare, pay or make any dividend on the shares of any of its Common Stock payable in any right to acquire shares of Common Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire shares of Common Stock.

(c) Changes in Common Stock. In case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Common Stock) in connection with which the previous Outstanding Common Stock shall be changed into or exchanged for different securities of the Company or Capital Stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a “Transaction”), then the Company shall use reasonable best efforts to include, as a condition of the consummation of the Transaction, that lawful, enforceable and adequate provision be made to entitle the Holder to a new warrant in form and substance similar to, and in exchange for, this Warrant to purchase all or a portion of such securities or other property; provided that, if the Company is unable to secure such new warrant and the then-current fair market value of one share of Common Stock is greater than the Exercise Price, then the Holder will exercise this Warrant in connection with the consummation of the Transaction for, in lieu of the Warrant Shares issuable upon such exercise, the securities or other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised this Warrant immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 5). The foregoing provisions of this Section 5(c) shall similarly apply to successive Transactions.

(d) Other Action Affecting Common Stock. In case at any time or from time to time the Company shall take any action of the type contemplated in Section 5(b) hereof but not expressly provided for by such provisions, the Exercise Price shall be adjusted in such manner as to satisfy the provisions of this Section 5.

(e) Notices. Whenever the Exercise Price is to be adjusted pursuant to this Section 5, unless otherwise agreed by the Holder, the Company shall promptly (and in any event within 20 days after the event requiring the adjustment) notify the Holder of the event requiring the adjustment and the method by which such adjustment is to be calculated.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Holder as follows:

(a) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and will at all times in good faith assist in the carrying out of all such terms. Company shall provide prompt notice to Holder of any amendments to or other changes affecting its Certificate of Incorporation, Bylaws, Stockholders Agreement or other documents (including any newly adopted documents) which could affect the rights and obligations of either Party under this Warrant.

(b) Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into this Warrant and any ancillary agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Warrant and the ancillary agreements by Company, the performance by Company of its respective obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Company. Upon execution this Warrant will constitute legal, valid and binding obligations of Company, enforceable against Company, in accordance with its respective terms except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

(c) No Conflict. The execution, delivery and performance of this Warrant and any ancillary agreements by Company do not and will not (a) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation, Bylaws or the Stockholders Agreement, (b) conflict with or violate (or cause an event which could materially and adversely affect the transactions contemplated by this Warrant as a result of) any law, governmental regulation or governmental order applicable to them or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien on any of the assets or properties of any of them pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Company is a party or by which any of its respective assets or properties is bound or affected.

(d) No Litigation or Adverse Events. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Company. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or no investigation by any governmental agency, pertaining to Company or its assets is pending or has been threatened against Company which could adversely affect the financial condition or prospects of Company or the conduct of the business thereof or any of its assets or materially adversely affect the ability of Company to consummate the transactions contemplated by this Warrant. There is no dispute of any kind with any person under any contract or agreement which materially adversely affects, or may materially adversely affect, Corporation, its business or operation of its assets.

(e) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Warrant or any ancillary agreements based upon arrangements made by or on behalf of Company.

SECTION 7.

TRANSFERS OF THE WARRANT AGREEMENT OR WARRANT SHARES

(a) Restrictions on Transfers. The Holder may not (i) Transfer this Warrant other than to a Controlled Affiliate of Holder, or (ii) Transfer any Warrant Shares, without the prior written consent the Board of Directors of the Company or as otherwise permitted under the Stockholders Agreements.

(b) Non-Circumvention. The Holder agrees that it will not take any action with respect to the sale or issuance of equity interests in the Holder or any Affiliate of Holder where the purpose or effect of such action is to avoid the Transfer restrictions of this Section 7.

(c) Acknowledgment of the Holder. This Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act and except as provided in this Warrant, the Company shall not be required to so register this Warrant and the Warrant Shares. This Warrant and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein, and every Holder hereof by accepting the same (i) agrees with the Company to such provisions and conditions, and (ii) represents to the Company that this Warrant has been acquired and the Warrant Shares will be acquired for the account of the Holder for investment and not with a view to or for sale in connection with any distribution thereof.

(d) Compliance with Securities Laws. The Holder agrees that this Warrant and the Warrant Shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In the event that the Holder transfers this Warrant or the Warrant Shares pursuant to an applicable exemption from registration, the Company may request, at its expense, that the Holder deliver an opinion of counsel reasonably acceptable to the Company that the proposed transfer does not violate the Securities Act and applicable state securities laws. Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The underwriters in connection with the IPO are intended third-party beneficiaries of this subsection and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this subsection or that are necessary to give further effect thereto.

(e) Restrictive Securities Legend. The certificate representing the Warrant Shares shall bear the restrictive legends as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

SECTION 8.

DEFINITIONS

As used herein, the following terms shall have the following meanings.

An “Affiliate” of a specified Person shall mean a Person which, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Exercise Price” has the meaning set forth in Section 1(a).

“Capital Stock” means, with respect to any Person, all of the shares of capital stock, including, but not limited to, common and preferred shares, of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect on the date hereof, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Convertible Securities” means evidences of indebtedness, shares of stock or other securities (including, but not limited to options and warrants) which are by their terms directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.

“Exercise Amount” has the meaning set forth in Section 1(a).

“Exercise Price” has the meaning set forth in the Preamble.

“Holder” has the meaning set forth in the Preamble.

“Initial Term” has the meaning set forth in the Agreement.

“New Users” has the meaning set forth in the Agreement.

“Notice of Exercise” has the meaning set forth in Section 1(a).

“Option Period” has the meaning set forth in Section 1(a).

“Outstanding Common Stock” of the Company means, as of the date of determination, the sum (without duplication) of the following: (a) the number of shares of Common Stock then outstanding at the date of determination; (b) the number of shares of Common Stock then issuable upon the exercise of this Warrant (as such number of shares may be adjusted pursuant to the terms hereof); and (c) the number of shares of Common Stock then issuable upon the exercise or conversion of Convertible Securities and any warrants, options or other rights to subscribe for or purchase Common Stock or Convertible Securities (including any unvested options and securities even though not then exercisable for or convertible into Common Stock).

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Combination” has the meaning set forth in Section 5(b)(iii).

“Stock Dividend” has the meaning set forth in Section 5(b)(i).

“Stockholders Agreements” means (a) the Right of First Refusal and Co-Sale Agreement dated as of April 22, 2014, by and among the Company and certain stockholders, as may be amended, restated or otherwise modified from time to time, and (b) the Voting Agreement dated as of April 22, 2014, by and among the Company and certain stockholders, as may be amended, restated or otherwise modified from time to time.

“Stock Subdivision” has the meaning set forth in Section 5(b)(ii).

“Transaction” has the meaning set forth in Section 5(c).

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, encumbrance, hypothecation, gift, creation of a security interest in or lien on, or other disposition, irrespective of whether any of the foregoing are effected with or without consideration, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, inter vivos or upon death.

“Warrant” has the meaning set forth in the Preamble.

“Warrant Shares” means (a) the shares of Common Stock issued or issuable upon exercise of this Warrant in accordance with its terms, and (b) all other shares of the Company’s Capital Stock issued with respect to such shares by way of stock dividend, stock split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s Capital Stock.

SECTION 9.

SURVIVAL OF PROVISIONS

ALL OF THE PROVISIONS OF THIS WARRANT SHALL EXPRESSLY SURVIVE ANY EXERCISE OF THIS WARRANT UNTIL THE DATE ON WHICH THE HOLDER NO LONGER HOLDS ANY WARRANT SHARES.

SECTION 10.

DELAYS, OMISSIONS AND INDULGENCES

It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant must be in writing and that all remedies, either under this Warrant, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

SECTION 11.

CAPTIONS

The titles and captions of the Sections and other provisions of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

SECTION 12.

NOTICES

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopy, overnight courier service or personal delivery:

(i)	If to the Holder, addressed as follows:

Cerner Corporation

2800 Rockcreek Parkway

North Kansas City, Missouri 64117

Attention: Chief Financial Officer

with a copy to:

Cerner Corporation

Chief Legal Officer

2800 Rockcreek Parkway

North Kansas City, MO 64117

(ii)	If to the Company, addressed as follows:

Livongo Health, Inc.

444 N Michigan Ave

Suite 2880

Chicago, IL 60611

with a copy to:

Vedder Price P.C.

222 N. LaSalle Street, Suite 2400

Chicago, Illinois 60601

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

SECTION 13.

SUCCESSORS AND ASSIGNS

This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 14.

AMENDMENTS

Neither this Warrant nor any term hereof may be amended, changed, waived or terminated without the prior written consent of the Holder and the Company to such action.

SECTION 15.

SEVERABILITY

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

SECTION 16.

GOVERNING LAW

This Warrant is to be construed and enforced in accordance with and governed by the laws of the State of Delaware and without regard to the principles of conflicts of law of such state.

SECTION 17.

ENTIRE AGREEMENT

This Warrant is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

SECTION 18.

NO RIGHTS AS AN EQUITY HOLDER

Nothing contained herein shall entitle the Holder to any rights as an equity holder or member of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, until the rights under this Warrant shall have been first exercised and the Warrant Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.

SECTION 19.

RULES OF CONSTRUCTION

Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

SECTION 20.

FEES AND EXPENSES

All fees and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Warrant and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

[Remainder of Page Intentionally Omitted]

IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by its duly authorized officer as of the date of issuance set forth above.

LIVONGO HEALTH, INC. a Delaware corporation

By:	/s/ Brian Vendenberg
Name: Brian Vandenberg
Title: General Counsel

ACKNOWLEDGED AND ACCEPTED this 1st day of March, 2015.

CERNER CAPITAL, INC. a Delaware corporation

By:	/s/ Marc E. Elkins
Name: Marc E. Elkins
Title: Assistant Secretary

EXHIBIT A

NUMBER OF SHARES FOR WHICH

THE WARRANT SHALL BE EXERCISABLE

The Warrant Shares shall vest and become exercisable during the Option Period as follows:

1. 1,389,447 Warrant Shares shall vest and become exercisable at the end of the first year of the Initial Term if the Agreement is then in effect. This Warrant shall terminate and be of no further force or effect if the Agreement is not in effect at the end of the first year of the Initial Term.

2. Additional Warrant Shares as indicated below shall vest and become exercisable as of the end of the Initial Term if Cerner has enrolled the following number of cumulative New Users as of the end of the Initial Term:

(a) 694,724 Warrant Shares if Cerner has enrolled at least 75,000 but less than 100,000 cumulative New Users;

(b) 1,389,447 Warrant Shares if Cerner has enrolled at least 100,000 but less than 125,000 cumulative New Users; or

(c) 2,084,171 Warrant Shares if Cerner has enrolled at least 125,000 cumulative New Users.

EXHIBIT B

NOTICE OF EXERCISE

To:

1. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Warrant. The undersigned, pursuant to the provisions of the Warrant, hereby elects to exercise the Warrant with respect to shares of Common Stock issuable pursuant to the Warrant. Subject to adjustment after confirmation with the Company, the Holder has calculated the number of Warrant Shares to be              shares of Common Stock.

2. Subject to adjustment after confirmation with the Company, the undersigned herewith tenders payment for such shares, together with any applicable transfer taxes, in the following amount $[                    ] payable in full in the form of wire transfer or a certified or official bank check in same-day funds.

3. Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder)

and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)

4. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

(Signature)

(Date)